                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           HONDO OIL & GAS COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

                                    $125.00
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                            HONDO OIL & GAS COMPANY
                 410 EAST COLLEGE BOULEVARD, ROSWELL, NM 88201

                               ----------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 7, 1996

                               ----------------

TO THE SHAREHOLDERS OF HONDO OIL & GAS COMPANY:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Hondo Oil & Gas Company will be held in the Board of Governors' Room, American Stock Exchange, 86 Trinity Place, New York, New York, on Thursday, March 7, 1996 at 10:00 o'clock A.M., for the following purposes:

    (1) To elect a board of eight directors;

    (2) To approve the appointment of Ernst & Young LLP as independent auditors for fiscal year 1996; and

    (3) To transact such other business as may properly come before the meeting, or any adjournment thereof.

  The Board of Directors has fixed January 8, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to vote at the meeting, or any adjournment thereof. Any shareholder who wishes to examine a list of the shareholders entitled to vote at the meeting may do so at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, 18th Floor, New York, New York, on and after February 26, 1996.

  Shareholders are cordially invited to attend the Annual Meeting. Regardless of whether you expect to attend the meeting in person, we urge you to read the attached Proxy Statement and sign, date and mail the accompanying proxy card in the enclosed postage-prepaid envelope. It is important that your shares be represented at the meeting, and your promptness will assist us in making necessary preparations for the meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each card should be completed and returned to assure that all your shares are voted.

  A copy of the Company's 1995 Annual Report is enclosed herewith. Please take time to read the report.

                                          By Order of the Board of Directors,

                                          C. B. McDaniel
                                          Secretary

Roswell, New Mexico
January 29, 1996

                            HONDO OIL & GAS COMPANY
                          410 EAST COLLEGE BOULEVARD
                           ROSWELL, NEW MEXICO 88201

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 7, 1996

  This proxy statement is furnished to shareholders of Hondo Oil & Gas Company (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 1996 Annual Meeting of Shareholders (the "Annual Meeting") at the time and place set forth in the attached Notice of Annual Meeting. This Proxy Statement was first mailed to shareholders on or about January 29, 1996. All costs of soliciting proxies will be borne by the Company.

  At the Annual Meeting, the Company's shareholders will be asked to consider and vote upon (1) the election of the eight nominees for directors named below and (2) the approval of the appointment of Ernst & Young LLP as independent auditors for fiscal year 1996.

  Any shareholder present at the Annual Meeting may withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. The accompanying proxy is also subject to revocation at any time before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date. All shares represented by each properly signed and returned proxy in the accompanying form, unless revoked, will be voted at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions thereon. If no instructions are specified, the shares will be voted in favor of the election of the nominees for directors and approval of the appointment of Ernst & Young LLP as independent auditors for fiscal year 1996. If any other matters are properly presented at the Annual Meeting, or any adjournment thereof, the persons voting the proxies will vote them in accordance with their best judgment.

  Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality of "votes cast."

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  In the election of directors, shares present but not voting will be disregarded (except for quorum purposes) and the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by those shares, will be elected and votes cast against a candidate or votes withheld will have no legal effect.

  Only holders of shares of the Company's common stock of record at the close of business on January 8, 1996 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, there were 13,564,750 shares of common stock outstanding and entitled to one vote per share.

ADDITIONAL MATERIALS

  Enclosed with this Proxy Statement is a copy of the Company's 1995 Annual Report which is not to be regarded as proxy soliciting material or as a communication by means of which solicitation is made with respect to the Annual Meeting. Financial statements for the fiscal year ended September 30, 1995 are not made part of this Proxy Statement.

AVAILABILITY OF FORM 10-K

  SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO THE SECRETARY, HONDO OIL & GAS COMPANY, P.O. BOX 2208, ROSWELL, NEW MEXICO 88202, OR, AFTER MARCH 1, 1996, 10375 RICHMOND AVE., SUITE 900, HOUSTON, TEXAS 77042.

SHAREHOLDER PROPOSALS

  To be considered for inclusion in the Proxy Statement and for consideration at the Annual Meeting, shareholder proposals must be submitted on a timely basis. Proposals for the 1997 Annual Meeting of Shareholders must be received by the Company no later than September 30, 1996. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

                             ELECTION OF DIRECTORS

INFORMATION REGARDING THE NOMINEES

  All of the members of the Board of Directors listed below were elected at the 1995 Annual Meeting of Shareholders held on February 23, 1995. One current director, R. W. Rowland, will not be standing for reelection.

  At the Annual Meeting eight directors are to be elected, each director to hold office until the next Annual Meeting. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below, all of whom are members of the current Board of Directors. A majority of the votes cast at the Annual Meeting shall be sufficient to elect a director. The Board of Directors recommends that shareholders vote FOR each of the nominees. In the event that any of the nominees should become unavailable for any reason, it is intended that proxies will be voted for the election of those persons, if any, as shall be designated by the Board of Directors.

  Robert O. Anderson: Mr. Anderson, 78, has been a director and Chairman of the Board of the Company since January 19, 1988. He was President and Chief Executive Officer of the Company until December 1, 1993. He is also a director of Hondo Magdalena Oil & Gas Limited. He served as Chief Executive Officer of Atlantic

Richfield Company from 1963 until 1982, as Chairman of the Board of Directors from 1965 until January 1986, and as a director until September 1986. Lonrho Plc has agreed to cause The Hondo Company, and The Hondo Company has agreed, to support Mr. Anderson to be elected as a director of the Company for five years from December 20, 1995 (see "Security Ownership of Management and Certain Beneficial Owners of the Company").

  Dieter Bock: Mr. Bock, 56, became a director of the Company on November 10, 1994. He joined Lonrho Plc in February 1993 as Joint Managing Director and Chief Executive and in January 1995 became Managing Director and Chief Executive. Mr. Bock is a director of The Hondo Company (see "Security Ownership of Management and Certain Beneficial Owners of the Company") and is also Chairman of the Supervisory Board of Advanta Management AG, a property development company based in Germany. He qualified as a lawyer at Marberg University and as an accountant at Munich University.

  John J. Hoey: Mr. Hoey, 56, became a director on June 2, 1993 and became President and Chief Executive Officer of the Company on December 1, 1993. He is a director and President or Managing Director of each of the Company's subsidiaries. He is also President and sole shareholder of Beneficial Capital Corp. of New York, an investment company with ownership in a number of public and private companies. From 1985 to 1992, he was associated with Atlantic Petroleum Corp. of Pennsylvania, including serving as President of Atlantic Refining and Marketing Corporation until its sale to Sun Co. in November 1988. From 1972 to 1984, Mr. Hoey held various executive positions in international banking and investment companies. From 1967 to 1971 he served in the U.S. Department of State in Saigon, South Vietnam. He is a director of GVC Corp., a publicly-held corporation, and a trustee of the Salk Institute.

  C. B. McDaniel: Mr. McDaniel, 51, became a director of the Company on November 15, 1993. He joined the Company as Counsel in June 1988 and became Secretary of the Company on November 30, 1988. He is also Secretary or Assistant Secretary and director (except Hondo Magdalena Oil & Gas Limited) of each of the Company's subsidiaries. From 1980 to 1988, he was employed as an attorney for Atlantic Richfield Company in Houston and Dallas, Texas, and from 1975 to 1980, he was in private practice of law in El Paso, Texas.

  Douglas G. McNair: Mr. McNair, 67, has been a director of the Company since February 25, 1993. He is an independent consultant for international transactions, marketing and negotiations. From 1985 to 1986 he was Vice President and Assistant to the Chairman and Chief Executive Officer of Atlantic Richfield Company. From 1977 to 1985, he was Vice President of Atlantic Richfield Company and worked with that company's subsidiary, Anaconda, in connection with international operations. From 1972 to 1977, he was Vice President of Atlantic Richfield Company in charge of international marketing. From 1970 to 1972, he was President and Chief Executive Officer of Atlantic Richfield Company's Brazilian marketing subsidiary.

  John F. Price: Mr. Price, 54, became a director of the Company on November 16, 1992 and is a director of Hondo Magdalena Oil & Gas Limited. He is also President and a director of The Hondo Company (see "Security Ownership of Management and Certain Beneficial Owners of the Company"). He has been President of Princess Hotels International, Inc. and Lonrho Inc. and Executive Vice President of Princess Properties International Limited since March 1983. He was appointed an Associate Director of Lonrho Plc in 1991. He is a Chartered Accountant and joined the Lonrho group in 1969. He was appointed Managing Director of Lonrho (Zambia) Ltd. in 1974 and was Managing Director of Lonrho (Zimbabwe) Ltd. from 1979 to 1983.

  Robert K. Steer: Mr. Steer, 65, became a director of the Company on November 10, 1994. He has been an independent consulting geologist since 1987. He retired from Exxon Corporation in 1986 where he served as Executive Vice President of Esso Exploration, Inc. from 1982 to 1986. From 1978 to 1981, he was Exploration Department Manager for Exxon Corporation, and from 1974 to 1978, he was President and Managing Director of Exxon Malaysia Inc.

  R. E. Whitten: Mr. Whitten, 55, has been a director of the Company since January 19, 1988. He has been an Executive Director of Lonrho Plc since July 1981 and became Finance Director on January 1, 1995. He joined the Lonrho group in 1978. He is also a director of some 50 other companies in the Lonrho group, including Princess Hotels International, Inc. and The Hondo Company (see "Security Ownership of Management and Certain Beneficial Owners of the Company").

EXECUTIVE OFFICERS

  The following is a list of the executive officers of the Company and their positions:

         OFFICER                                         POSITION
         -------                                         --------
      John J. Hoey                          President, Chief Executive Officer
      S. J. Urquhart                        Vice President and Controller
      C. B. McDaniel                        Secretary and Counsel

  S. J. Urquhart: Mr. Urquhart, 33, joined the Company on May 15, 1988 as a Financial Analyst and became Controller of the Company on August 1, 1992. He was appointed Vice President and Controller on May 3, 1994. He is also a director and Vice President of each of the Company's subsidiaries except Hondo Magdalena Oil & Gas Limited. Mr. Urquhart is a Certified Public Accountant and was employed by Ernst & Whinney (now Ernst & Young LLP) from 1984 to 1988.

  For descriptions of the other executive officers of the Company, see "Information Regarding the Nominees."

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF THE COMPANY

  The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of January 8, 1996, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's common stock, (ii) each nominee for director, (iii) each of the Company's directors and executive officers and (iv) all directors and executive officers of the Company as a group. Under Securities and Exchange Commission rules, several persons may be deemed to be the beneficial owners of the same shares. As a result, readers are urged to read the footnotes to the following table.

                                                 COMMON STOCK      PERCENTAGE OF
                                              BENEFICIALLY OWNED   COMMON STOCK
                                              ------------------   -------------
   The Hondo Company                              10,460,652(1)(2)      77%
   Lonrho Plc                                     10,460,652(1)(2)      77%
   Lonrho, Inc.                                   10,460,652(1)(2)      77%
   Scottsdale Princess, Inc.                      10,460,652(1)(2)      77%
   Thamesedge Ltd.                                10,460,652(1)(2)      77%
   Robert O. Anderson                                      0(2)         --
   Dieter Bock                                             0(3)         --
   John J. Hoey                                       75,000            *
   C. B. McDaniel                                     30,000            *
   Douglas G. McNair                                  15,000            *
   John F. Price                                           0(3)         --
   Robert K. Steer                                     7,500            *
   S. J. Urquhart                                      7,500            *
   R. E. Whitten                                           0(3)         --
   All directors and executive officers as a
    group                                            135,000             1%

--------
*  less than 1%

(1) These 10,460,652 shares are owned as follows: The Hondo Company, 410 East College Blvd., Roswell, NM 88201, 10,150,200 shares; Lonrho Plc, Four Grosvenor Place, London SW1X 7DL, England, 164,544 shares; and Thamesedge Ltd., Four Grosvenor Place, London SW1X 7DL, England, 145,908 shares. The Hondo Company is owned as follows: Lonrho, Inc., 805 Third Avenue, New York, New York 10022, 50%, Scottsdale Princess, Inc. ("Scottsdale"), 7575 East Princess Drive, Scottsdale, Arizona 85255, 25%, and Robert O. Anderson, W. Phelps Anderson and Robert B. Anderson (the "Anderson Family"), 410 East College Boulevard, Roswell, New Mexico 88201, 25%.

   Lonrho, Inc., Scottsdale and Thamesedge Ltd. are indirect, wholly-owned subsidiaries of Lonrho Plc. Because they may be deemed a group, within the meaning of Rule 13d-5 under the Securities and Exchange Act of 1934 (the "Exchange Act"), each of The Hondo Company, Lonrho Plc., Lonrho, Inc., Scottsdale and Thamesedge Ltd. may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 10,460,652 shares. Lonrho Plc has sole voting and dispositive power with respect to the 164,544 shares owned directly by it and, by virtue of its ownership interest in each of The Hondo Company, Lonrho, Inc., Scottsdale and Thamesedge Ltd., may be deemed to share the right to direct the voting and disposition of 10,296,108 shares which (a) as to 10,150,200 shares, by virtue of their 50% and 25% respective ownership interests in The Hondo Company, Lonrho, Inc. and Scottsdale may also be deemed to be beneficial owners with shared voting and dispositive power (subject, as discussed in Note (2) below to The Hondo Company's obligation to retain 1,200,000 shares to satisfy the rights of the Anderson Family to require The Hondo Company to redeem the Anderson Family's interests in The Hondo Company) and (b) as to 145,908 shares owned by Thamesedge Ltd., Thamesedge Ltd. is also a beneficial owner.

   On October 3, 1994, Lonrho Plc purchased from Union Bank for $40,000,000, and received an assignment of, all of Union Bank's rights and obligations under a Revolving Credit Agreement between the bank and The Hondo Company (the "Revolving Credit Agreement"), and the related Promissory Note (the "Note") and a Pledge Agreement under which The Hondo Company's obligations under the Revolving Credit Agreement, the Note and the Pledge Agreement are secured by a pledge of all shares of common stock of the Company then or thereafter owned by The Hondo Company (the "Pledge Agreement"). Lonrho Plc may exercise its rights and remedies provided under the Pledge Agreement, including selling the pledged shares from time to time and applying the proceeds received therefrom to the payment of all obligations of The Hondo Company under the Revolving Credit Agreement, Note and Pledge Agreement. Under the Pledge Agreement, the Anderson Family has a first refusal right with respect to any sale by Lonrho Plc of the pledged shares. The effect of the Revolving Credit Agreement, Note and Pledge Agreement on the ownership of the shares held by The Hondo Company has been diminished by the transaction described in Note (2) below.

(2) As reported in an Amendment No. 2 to Schedule 13D filed on January 9, 1996, Lonhro Plc, together with Lonrho, Inc., and Scottsdale, (collectively, the "Lonrho Entities") completed a transaction on January 5, 1996, through which the Lonrho Entities now control The Hondo Company. Prior to the transaction, control of the Company was effectively shared by Lonrho, Inc. and the Anderson Family.

   The transaction was completed pursuant to a Revised Settlement Agreement dated December 20, 1995, and amended January 6, 1996, among the Lonrho Entities, The Hondo Company and the Anderson Family. The Revised Settlement Agreement replaced a Settlement Agreement among the parties dated August 23, 1995. Under the Revised Settlement Agreement, among other things, (a) Scottsdale exercised its right under the Option Agreement dated as of July 6, 1993 between Robert O. Anderson and Scottsdale to acquire 25% of the issued and outstanding common stock of The Hondo Company from Mr. Anderson, increasing the ownership of the Lonrho Entities in The Hondo Company to 75% and decreasing the ownership interest of the Anderson Family in The Hondo Company to 25%; (b) as a result of the exercise of the Option Agreement, Robert O. Anderson was released from all his guaranties of indebtedness of The Hondo Company and the Company to Lonrho Plc; (c) the Shareholders' Agreement dated October 17, 1986 among Lonrho, Inc., the Anderson Family and The Hondo Company, which (while not directly related to the Company's common stock held by The Hondo Company) required Lonrho, Inc., on the one hand, and the Anderson Family, on the other hand, to designate an equal number of directors of The Hondo Company, became null and void, thus enabling Lonrho, Inc. and Scottsdale, as majority shareholders of The Hondo Company, to elect all of The Hondo Company's directors and control The Hondo Company's policies; (d) Lonrho Plc loaned to The Hondo Company $9.5 million and The Hondo Company repaid loans due to the Anderson Family in the same amount; (e) all litigation between the parties to the Revised Settlement Agreement was discontinued with prejudice; (f) the Anderson Family agreed that their 25% interest in The Hondo Company is to be exchanged for 1,200,000 shares of common stock of the Company which they, acting solely through Robert O. Anderson, would have the right to call at the rate of 400,000 shares annually for three consecutive years beginning January 5, 1997 in exchange for one-third annually of their aggregate 25% interest in The Hondo Company, while The Hondo Company has the right, beginning January 5, 1999, to put to the Anderson Family so much of the 1,200,000 shares of common stock of the Company which the members of the Anderson Family have not previously required The Hondo Company to transfer in exchange for their remaining interest in The Hondo Company; and (g) Lonrho Plc has agreed to cause The Hondo Company, and The Hondo Company has agreed, to support Robert O. Anderson to be elected as a director of the Company for five years from December 20, 1995. The Hondo Company also agreed to cause the Company to file a registration statement (or a post-effective amendment to an existing registration statement) under the Securities Act by April 4, 1996 covering the resale of the Company's shares of common stock deliverable to the Anderson Family (or a pledgee of the Anderson Family), and use its best efforts to cause such registration statement to be declared effective as promptly as practicable thereafter but in no event later than January 5, 1997 and to maintain such registration statement until January 5, 2000.

(3) Dieter Bock is Managing Director and Chief Executive, and owns approximately 18.5% of the outstanding shares, of Lonrho Plc and is Managing Director of The Hondo Company. John F. Price is an Associate Director of Lonrho Plc, President and a director of Lonrho, Inc., Scottsdale, and The Hondo Company. R. E. Whitten is Finance Director of Lonrho Plc and a director of Lonrho, Inc., Scottsdale, Thamesedge Ltd. and The Hondo Company. See Notes (1) and (2), above, "Information Regarding the Nominees" and "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." None of these directors of the Company hold shares of the Company's common stock individually.

COMMITTEES, ATTENDANCE AND COMPENSATION OF DIRECTORS

  The Company's Board of Directors has created and delegated certain of its authority to an Audit Committee and a Compensation and Benefits Committee. The Company does not have a standing Nominating Committee. The Bylaws authorize the establishment of an Executive Committee which possesses and may exercise all of the powers of the Board of Directors. No Executive Committee was appointed by the Board during the fiscal year.

  The Audit Committee currently consists of Messrs. McNair, Price and Steer. The Audit Committee performs numerous functions, including making a review of management's selection of an independent accounting firm, meeting with the independent accounting firm to review the scope and conduct of the annual audit, reviewing the selection of acceptable accounting principles and making inquiries about and reviewing the Company's policies and procedures with respect to principles of business conduct, financial and accounting controls, areas of special concern and other related matters. During fiscal year 1995, the Audit Committee met on two occasions.

  The Compensation and Benefits Committee consists of Messrs. Steer, McNair, Price, and Whitten. The primary functions of the Compensation and Benefits Committee are to review and determine salaries of officers, to review and approve officers' employment contracts, to review and establish Company policy with respect to compensation of all employees, and to administer the Company's 1993 Stock Incentive Plan. During fiscal year 1995, the Compensation and Benefits Committee met on two occasions.

  During fiscal year 1995, there were five meetings of the Board of Directors. Mr. Bock attended two of the four meetings (fewer than 75%) held after he was elected a director of the Company. Outside directors and Robert O. Anderson, Chairman of the Board of the Company, are paid $15,000 per year. Messrs. McNair and Anderson were paid $15,000 for services during fiscal year 1995. Mr. Steer was paid $13,750 for his services as an outside director and $1,450 for consulting services during the fiscal year. In September 1995, Messrs. McNair and Steer were appointed by the Board of Directors to a Special Committee to consider a proposed transaction with the Company's majority shareholder, The Hondo Company. In the resolutions appointing the Special Committee, the Board also approved compensation of $100 per hour for the two directors for time required for the work of the Special Committee. No fees were paid to Messrs. McNair and Steer for work in connection with the Special Committee prior to the end of fiscal 1995. The Special Committee was terminated prior to the date of this Proxy Statement.

EXECUTIVE COMPENSATION

  The following tables set forth, for the fiscal year ended September 30, 1995, certain information concerning compensation paid to or accrued for the Chief Executive Officer and all other executive officers who were serving as executive officers on September 30, 1995.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                    ANNUAL COMPENSATION         COMPENSATION
                             ---------------------------------- ------------
                                                     OTHER       SECURITIES
                                                    ANNUAL       UNDERLYING     ALL OTHER
                                  SALARY  BONUS COMPENSATION(1) OPTIONS/SARS COMPENSATION(2)
NAME AND PRINCIPAL POSITION  YEAR   ($)    ($)        ($)           (#)            ($)
---------------------------  ---- ------- ----- --------------- ------------ ---------------
John J. Hoey............     1995 170,833  --         --           50,000         8,542
 Chief Executive Officer     1994 150,000  --         --          100,000         1,875
                             1993  24,663  --         --              --            --
S. J. Urquhart..........     1995  73,333  --         --           15,000         2,233
 Vice President              1994  58,750  --         --           15,000           588
                             1993  48,750  --         --              --            131
Charles B. McDaniel.....     1995 142,583  --         --           20,000         7,129
 Secretary                   1994 130,500  --         --           20,000         6,525
                             1993 131,127  --         --              --          6,359

--------
(1) Includes perquisites and other personal benefits, securities or property only if the aggregate amount of such compensation is greater than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(2) The amounts in this column are the matching contributions made by the Company under its profit sharing plan described below.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL
                                                                                 REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL
                                                                                RATES OF STOCK PRICE
                                                                                    APPRECIATION
                             INDIVIDUAL GRANTS(1)                                FOR OPTION TERM(2)
------------------------------------------------------------------------------- ---------------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS
                          UNDERLYING   GRANTED TO  EXERCISE OR
                         OPTIONS/SARS EMPLOYEES IN BASE PRICE
          NAME           GRANTED (#)  FISCAL YEAR    ($/SH)    EXPIRATION DATE    5% ($)    10% ($)
          ----           ------------ ------------ ----------- ---------------- ---------- ----------
John J. Hoey............    50,000        58.9       14.625    October 31, 1999    202,031    446,435
S. J. Urquhart..........    15,000        17.6       14.625    October 31, 1999     60,609    133,931
C. B. McDaniel..........    20,000        23.5       14.625    October 31, 1999     80,812    178,574

--------
(1) The options to Messrs. Hoey, Urquhart and McDaniel were granted on October 31, 1994 under the Company's 1993 Stock Incentive Plan (the "Plan"). Each option became exercisable as to 50% of the total shares granted six months after the date of grant; the remaining 50% will become exercisable 18 months after the date of grant. In each case, the options were granted at an exercise price equal to the fair market value of the shares (as defined in the Plan) on the date of grant. Upon a recipient's termination of employment, options that are not yet exercisable will terminate; options that are exercisable will terminate three months after the termination of employment (one year in the case of death, retirement or total disability). Each option will terminate in all events not later than the expiration date of the option. The Compensation and Benefits Committee administers the Plan and may modify and amend previous options granted, subject to the terms of the Plan.

(2) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five and ten percent compound annual rate over the five year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the proxy rules and do not necessarily reflect management's assessment of the Company's future stock price performance.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                     VALUE

                                                        LONRHO PLC(1)     HONDO OIL & GAS
                                                      ------------------ ------------------
                                                                                                  VALUE OF
                                                          NUMBER OF          NUMBER OF           UNEXERCISED
                                                         UNEXERCISED        UNEXERCISED         IN-THE-MONEY
                                                       OPTIONS/SARS AT    OPTIONS/SARS AT      OPTIONS/SARS AT
                                                      SEPTEMBER 30, 1995 SEPTEMBER 30, 1995 SEPTEMBER 30, 1995(2)
                                                             (#)                (#)                  ($)
                         SHARES ACQUIRED    VALUE        EXERCISABLE/       EXERCISABLE/        EXERCISABLE/
          NAME           ON EXERCISE (#) REALIZED ($)   UNEXERCISABLE      UNEXERCISABLE        UNEXERCISABLE
          ----           --------------- ------------ ------------------ ------------------ ---------------------
John J. Hoey............     65,384       1,037,972        0/100,000       44,232/25,000       352,659/143,241
S. J. Urquhart..........      7,500          58,125        0/10,000         15,000/7,500       126,563/38,621
C. B. McDaniel..........        --              --      19,832/10,000      30,000/10,000       288,750/52,826

--------
(1) The Board of Directors of Lonrho Plc grants options to employees of companies in which Lonrho Plc owns an interest. See "Security Ownership of Management and Certain Beneficial Owners of the Company." The options are granted under plans adopted and administered by Lonrho Plc.

(2) The value of unexercised in-the-money options was determined by multiplying the value of the underlying shares at September 30, 1995 ($2.64 per share for Lonrho Plc and $19.50 per share for Hondo Oil & Gas Company) less the amount per share payable by the option holder upon exercise, times the number of shares subject to the option.

  There were no awards made to the named executive officers in the fiscal year ended September 30, 1995, under any long-term incentive plan.

  The Company's defined benefit retirement plan was terminated on December 31, 1989. No other defined benefit or actuarial plan exists with respect to the named executive officers. The Company has made available to all full-time administrative employees who have completed at least one year of service a defined contribution profit sharing plan ("401(k) Plan"). Qualifying employees may contribute up to 10% of their annual earnings, but not in excess of the maximum allowed by Internal Revenue Service regulations, and the Company will match employee contributions up to a maximum of 5% of an employee's annual earnings. Matching contributions made by the Company under the 401(k) plan for the benefit of the named executive officers are included in the "Summary Compensation Table."

  The Company has entered into Termination Benefits Agreements dated February 23, 1995 with Messrs. Urquhart and McDaniel. These agreements provide for an extended severance benefit to the two executives in the event of a change of control of the Company. Such benefit is payable if, within three years after the change of control occurs (i) the Company terminates the employment of the executive for any reason other than cause (as defined in the agreement), death, the executive's attainment of age 65 or total and permanent disability or (ii) the executive voluntarily terminates employment, in his discretion, for any reason. As defined in the agreement, a "change of control" means after February 23, 1995, (i) attaining ownership of 50% or more of the shares of voting stock of the Company by any person or group (other than a person or group including the executive or with whom or which the executive is affiliated); (ii) the occurrence of a change of control required to be described under the rules of the Securities and Exchange Commission; (iii) the sale by the Company of 50% or more of the shares of the voting stock of its wholly-owned subsidiary, Hondo Magdalena Oil & Gas Limited; or (iv) the sale of all or substantially all of Hondo Magdalena Oil & Gas Limited's 30% interest in the Opon Association Contract, Department of Santander, Colombia. A "change of control" shall not include changes in ownership of the shares of voting stock of the Company occurring among or between The Hondo Company, Robert O. Anderson, Robert B. Anderson, Phelps Anderson, Lonrho, Inc., Scottsdale Princess, Inc., Lonrho Plc or the affiliates of any of them. The amount of the extended severance benefit payable under the agreement is two times the executive's average annual compensation for the last two calendar years preceding the date upon which a change of control occurs, except that if all or part of such benefit would be nondeductible by the Company for federal income tax purposes because of limitations on "parachute payments," then the benefit would be reduced to the amount so deductible. The agreements expire on February 23, 2000, if no event constituting a change of control has occurred prior to that date. If a change of control occurs prior to February 23, 2000, then the agreements terminate on the date that is three years after the change of control occurs.

   During the fiscal year ended September 30, 1995, no adjustments or amendments of the exercise price of stock options or SARs previously awarded to the named executive officers were made.

 Compensation and Benefits Committee Report

  To: The Board of Directors

    As members of the Compensation and Benefits Committee, it is our duty to review and approve officers' employment contracts, to review and establish Company policy with respect to compensation of all employees, and to administer the Company's stock option plan.

    Since becoming CEO in December 1993, John Hoey has been charged with managing the Company's Colombian venture and developing this asset. Also, Mr. Hoey is to manage the Company's other assets and take whatever actions are required to control expenses, keeping these to a minimum and commensurate with the Company's available cash.

    Fiscal 1995 was a year of progress for the Company. John Hoey has guided the Company as a second successful well was completed in Colombia and a Memorandum of Understanding for the transportation and the sale of natural gas in Colombia was completed. Expenses have remained low.

    For the majority of the past fiscal year, Mr. Hoey's compensation was $175,000 annually. He was also granted options of 50,000 shares of the Company's common stock during the fiscal year. This compensation was considered by the Committee to be necessary to induce Mr. Hoey to remain as CEO of the Company, given the financial condition of the Company and alternative employment that may be available to him. Also, this compensation was intended to compensate Mr. Hoey for frequent travel to Colombia and to reward him for his achievements on behalf of the Company. His compensation, particularly the stock option he has been granted, is intended to provide incentive to Mr. Hoey to continue to improve the Company's financial condition.

    There continue to be only three executive officers of the Company:
  Messrs. Hoey, McDaniel and Urquhart. This small group is charged with managing the Company and continuing to develop value through the Company's interest in the Opon Association Contract in Colombia. There are many challenges, including managing the Company's scarce cash resources and securing new sources of finance. The Committee believes that the executive officers must be compensated for the extraordinary efforts required of such a small group and for uncertainties associated with the future of the Company. Also, the Committee believes that it is vital to retain the three executive officers, because of their abilities and experience in the Company's business affairs. Finally, during the past fiscal year the officers accomplished much to improve the Company's position and prospects.

    The Committee believes that the Company's current financial and business situation is unique, and that there are no realistically comparable companies with respect to executive compensation. Given this, the Committee has based its decisions on cash compensation on the amounts deemed necessary to retain the services of the officers, budget constraints and cash flow of the Company, and historic levels of compensation for the Company and the individuals. Executive compensation levels remain much lower than those of three years ago.

    During the past fiscal year, the Committee made grants of stock options under the Company's 1993 Stock Incentive Plan to Mr. Hoey of 50,000 shares, to Mr. McDaniel of 20,000 shares and to Mr. Urquhart of 15,000 shares. The Committee and the Board feel there is a definite need for stock option incentives given the present condition of the Company. Without such incentives it might prove difficult to keep the three key executives. In making awards of options, the Committee considered the amount and terms deemed necessary to retain the executive officers, to reward them for their efforts, and to provide a supplement to cash compensation. Also, as a further means of retaining key executives, Termination Benefits Agreements have been put in place for Messrs. McDaniel and Urquhart. These agreements provide for extended severance benefits to the two officers in the event of a change of control of the Company.

    An annual fee of $15,000 is paid to outside directors (Messrs. McNair and Steer), and also to Robert O. Anderson, Chairman (who receives no other compensation from the Company). In November 1994, Robert K. Steer joined the Board of Directors as an outside director and became a member of this Committee. Under the 1993 Stock Incentive Plan, Mr. Steer received an automatic award of a stock option of 15,000 shares at that time. In February 1995, Mr. Steer became Chairman of this Committee. Mr. Steer also has acted as a consultant to the Company during the fiscal year and was paid $1,450 for these services during the past fiscal year.


                                          Compensation and Benefits Committee

                                          Robert K. Steer, Chairman
                                          Douglas G. McNair
                                          John F. Price
                                          R. E. Whitten

  Date: January 26, 1996

  The above report of the Compensation and Benefits Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.

 Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  Messrs. Price and Whitten, members of the Compensation and Benefits Committee, are President and director, and director, respectively, of The Hondo Company and also Associate Director and Finance Director, respectively, of Lonrho Plc. Mr. Bock (who is not a member of the Compensation and Benefits Committee) is also Managing Director and Chief Executive of Lonrho Plc, and Managing Director of The Hondo Company. See "Security Ownership of Management and Certain Beneficial Owners of the Company." The Company has entered into loan and certain other transactions with The Hondo Company and Lonrho Plc and its affiliates.

  The Company provided services to The Hondo Company. For the fiscal year ended September 30, 1995, the Company made a charge to The Hondo Company of $12,118 for these services. The Company believes that there is no incremental cost to the Company in excess of that charged for these services.

  On November 30, 1988, the Company made a private placement of a $75,000,000 13.5% Senior Subordinated Note to Thamesedge Ltd., a wholly owned subsidiary of Lonrho Plc. The terms of the transaction were approved by all of the disinterested directors of the Company upon the recommendation of a special committee of the Board appointed to review the transaction. The terms are substantially the same as those which were under discussion and negotiation with an underwriter for a public offering of a similar debt instrument and were no less favorable to the Company than could be obtained with non-affiliated parties.

  During calendar year 1991, the Company entered into and amended a loan agreement with Lonrho Plc pursuant to which it borrowed the sum of $32,000,000. At the time the loans were made, the interest rates thereon were similar to that in the Company's former working capital loan with a bank for its refining and marketing operations. The terms of the loan, and all amendments thereto, were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  On December 18, 1992, the Company entered into an agreement with Lonrho Plc and Thamesedge Ltd. to defer interest and principal payments on the loans described above. As consideration for the deferral of interest and principal payments, the Company granted Lonrho Plc a 5% share of the Company's net profits, as defined, under the Opon Contract. On April 30, 1993, Lonrho Plc loaned the Company an additional $3,000,000, and as security the Company granted to Lonrho Plc a mortgage on certain real property. On June 25, 1993, Lonrho Plc loaned the Company an additional $4,000,000, and as security the Company granted to Lonrho Plc a mortgage on certain other real property. The interest rate of the new loans was the same as that for other loans from Lonrho Plc. The terms of the agreement to defer interest and principal payments and the terms of the new loans were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  On December 17, 1993, Thamesedge and Lonrho Plc agreed to add interest accrued at September 30, 1993 to principal, to reduce the annual interest rate on each of the foregoing loans to the Company to 6% effective September 30, 1993, and to defer principal payments on the loans. Lonrho Plc and the Company have further agreed that, if the Company does not have sufficient cash resources to pay interest on any of the foregoing indebtedness of the Company when due, the Company may offer to pay such interest in shares of its common stock valued at their market price on the day the interest is due. Thereupon Lonrho Plc may either accept such offer or add the amount of interest then due to the remaining outstanding principal balance of the applicable obligation. The terms of these agreements were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties. From September 30, 1993 through December 15, 1995, interest of approximately $10,609,000 has been added to principal of debts to Thamesedge and Lonrho Plc. On April 1, 1995 and October 1, 1995, 189,080 shares and 121,372 shares of common stock of the Company in payment of interest due of $2,292,600 and $2,366,762, respectively, were issued to Thamesedge and Lonrho Plc.

  On October 18, 1994, the Company paid to Lonrho Plc $5,000,000 to repay a portion of the loans made in calendar 1991. At the same time, Lonrho Plc provided a $5,000,000 loan facility to the Company. On November 10, 1994, Thamesedge and Lonrho Plc agreed to extend the maturities of all of the above debts to not earlier than October 1, 1996. The terms of the loan facility and the agreement to extend debt maturities were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  On December 22, 1995, Thamesedge and Lonrho Plc agreed to extend the maturities of all the above debts to not earlier than October 1, 1997.

  F. E. Wright, a subsidiary of Lonrho Plc, acts as insurance broker for certain of the Company's policies of insurance. The insurance companies who provide the policies are those from whom coverage could be obtained by the use of other independent insurance brokers. The terms of these policies are identical to the ones which could be obtained through any independent broker. Management believes that F. E. Wright is able to obtain more favorable premiums for certain of the Company's insurance coverage by virtue of inclusion in the larger, group-wide "Lonrho Global Program" and that the terms and cost of the insurance coverage are no less favorable to the Company than could be obtained with non-affiliated parties. During the fiscal year ended September 30, 1995, F. E. Wright received commissions of $35,625 in respect of policies issued to the Company.

 Performance Graph

  The following graph compares the yearly change in the Company's cumulative total shareholder return on its common stock to that of the American Stock Exchange Market Index and MG Industry Group 36, an industry index of companies engaged in oil and gas exploration and production.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG HONDO OIL & GAS CO., INDUSTRY INDEX AND BROAD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           HONDO OIL &    INDUSTRY     BROAD
(Fiscal Year Covered)        GAS CO.        INDEX        MARKET
---------------------        -----------    --------     ------
Measurement Pt- 10/01/1990   $100           $100         $100
FYE  10/01/1991              $118.68        $111.56      $119.92
FYE  10/01/1992              $ 65.93        $ 97.41      $125.15
FYE  10/01/1993              $ 62.64        $119.23      $146.91
FYE  10/01/1994              $134.07        $129.11      $149.73
FYE  10/01/1995              $171.43        $133.82      $180.41


                     ASSUMES $100 INVESTED ON OCT. 1, 1990
                         ASSUMES DIVIDENDS REINVESTED
                       FISCAL YEAR ENDING SEP. 30, 1995

  The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act 1934, except to the extent that the Company specifically incorporates same by reference.

REPORTS UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish the Company with copies.

  Based on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, from October 1, 1994 to September 30, 1995, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                                 OTHER MATTERS

  The Board of Directors knows of no matters which are likely to be brought before the Annual Meeting other than those listed in the attached Notice of Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card will vote all proxies given to them in accordance with their best judgment on such matters.

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Company engaged Ernst & Young LLP as principal independent public accountants for the audit of the Company's financial statements for the fiscal year ended September 30, 1995. Ernst & Young LLP has acted in this capacity since 1988. From time to time, Ernst & Young LLP also performs consulting work for the Company. The firm has no other relationship with the Company except the existing professional relationships of Certified Public Accountants. The Board of Directors has appointed Ernst & Young LLP to audit the financial statements of the Company for the fiscal year 1996. At the Annual Meeting, the shareholders will be asked to approve the appointment.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The proposal will be approved if it receives the affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. The Board of Directors recommends that shareholders vote FOR the proposal to approve the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal year 1996.

                            SOLICITATION OF PROXIES

  Solicitation of proxies is to be conducted primarily by mail, although officers and other employees of the Company, without receiving additional compensation therefor, may also solicit proxies by telephone, telegraph or personal interview. Arrangement may be made with brokerage houses and with the Company's transfer agent, Chemical Mellon Shareholder Services, Los Angeles, California, to send notices, proxy statements, proxies and other materials to shareholders. The cost for these services is estimated to be nominal. All costs of soliciting proxies will be borne by the Company.

                                       By Order of the Board of Directors,

                                       C. B. McDaniel
                                       Secretary

January 29, 1996

PROXY

                            HONDO OIL & GAS COMPANY

                 ANNUAL MEETING OF SHAREHOLDERS, MARCH 7, 1996

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Hoey and C.B. McDaniel, or either of them, attorneys and proxies to represent the undersigned, with power of substitution, to appear and to vote all of the shares of stock of HONDO OIL & GAS COMPANY (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held in the Board of Governors' Room, American Stock Exchange, 86 Trinity Place, New York, New York on Thursday, March 7, 1996 at 10:00 A.M., or any adjournment thereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Please mark your votes as indicated in this example [X]

Item 1-Election of directors duly nominated: Robert O. Anderson, Dieter Bock, John J. Hoey, C.B. McDaniel, Douglas G. McNair, John F. Price, Robert K. Steer and R.E. Whitten

         FOR  [_]     WITHHELD FOR ALL  [_]

WITHHELD FOR: (Write that nominee's name in the space provided below).

-------------------------------------------------------------------------------

Item 2-Approval of Ernst & Young LLP as independent auditors.

         FOR  [_]     AGAINST  [_]     ABSTAIN  [_]

Item 3-Upon such other business as may properly come before said meeting, or any adjournment thereof.

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOREGOING MATTERS UNLESS SPECIFIED TO THE CONTRARY.

Receipt of copies of the Proxy Statement dated January 29, 1996 and the 1995 Annual Report is hereby acknowledged.

                         Annual Meeting: March 7, 1996

Please return this proxy promptly in the enclosed envelope which requires no postage if mailed in the U.S.A.

Signature(s) ____________________________    Date _____________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.